Exhibit 21
                         Subsidiaries of the Registrant


Cavalier Homes, Inc.
     Cavalier Manufacturing, Inc.
     Cavalier Industries, Inc.
     Cavalier Acceptance Corporation
     Cavalier Insurance Agency, Inc.
     Blake Insurance Agency, Inc.